Exhibit 10.2

**Transition and Retirement Agreement**

This Transition and Retirement Agreement (the "Agreement") is entered into on this 5th day of June, 2018 by and between BorgWarner Inc. and James R. Verrier ("Executive"). Unless the context indicates otherwise, the term "Company" means and includes BorgWarner Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), and all of its other related entities.

**WHEREAS,** Executive currently serves as the President and Chief Executive Officer of the Company and a member of its Board of Directors (the "Board"); and

**WHEREAS,** the Company and Executive desire to set forth their mutual agreement with respect to all matters relating to Executive's retirement from the Company and as a member of the Board.

**NOW, THEREFORE,** in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Transition Period.

Subject to Section 3, Executive shall remain in employment with the Company through February 28, 2019 (the "Retirement Date"). The period from August 1, 2018 (the "Transition Date") through the date of Executive's termination of employment hereunder is referred to herein as the "Term." Effective as of the Transition Date, Executive resigns from all positions he holds with the Company, including as a member of the Board, but he shall remain an employee of the Company until the end of the Term. During the Term, Executive shall support the transition of his duties, as reasonably requested by Executive's successor as Chief Executive Officer of the Company (the "Successor CEO") or by the Board from time to time, to ensure an orderly transition of such duties, including, but not limited to, providing transition advice to the Successor CEO upon request of the Successor CEO, assisting in communications with investors and analysts and, as agreed to by the parties or as necessary to perform a specific duty, advising and supporting the Company's leadership team members.

2. Compensation and Benefits.

(a) Base Salary. While Executive is employed during the Term, the Company shall pay Executive a base salary at a monthly rate of $71,429.

(b) Management Incentive Plan ("MIP"). Executive shall be entitled to receive a payment under the MIP for the 2018 performance period in an amount equal to the amount determined based on the achievement of the applicable performance goals multiplied by a fraction, the numerator of which is the number of days Executive serves as Chief Executive

Officer during 2018 and the denominator of which is 365. Executive will not participate in the MIP for the 2019 performance period.

(c) Treatment of Equity Awards. With respect to the performance shares granted to Executive for the 2016-2018 performance period, following the end of the performance period, Executive shall be entitled to vest in the number of performance shares earned, based on achievement of the applicable performance goals, provided Executive remains employed and complies with Sections 5 through 9, as determined by the Chair of the Compensation Committee of the Board, through the vesting date. Provided Executive terminates employment from the Company on the Retirement Date and complies with Sections 5 through 10, as determined by the Chair of the Compensation Committee of the Board, the Company shall treat such termination to be by reason of Retirement within the meaning of the BorgWarner Inc. 2014 Stock Incentive Plan (the "Stock Incentive Plan") and will treat Executive's outstanding awards under the Stock Incentive Plan as follows:

(i) Restricted Stock. As soon as practicable after the date the release described in Section 10 becomes effective, Executive shall vest in his restricted stock granted under the Stock Incentive Plan that is still outstanding and unvested immediately prior to the Retirement Date in an amount equal to the number of such shares of restricted stock multiplied by a fraction, the numerator of which is the number of months Executive was employed from the grant of such restricted stock through the Retirement Date and the denominator of which is the number of months in the applicable restriction period.

(ii) Performance Shares. (A) With respect to Executive's performance shares for the 2017-2019 performance period that are still outstanding and unvested immediately prior to the Retirement Date, following the end of the performance period (but not prior to the date the release described in Section 10 becomes effective), Executive shall be entitled to vest in the number of performance shares earned, based on achievement of the applicable performance goals. Such payment, if any, shall not be pro-rated. (B) With respect to Executive's performance shares for the 2018-2020 performance period that are still outstanding and unvested immediately prior to the Retirement Date, following the end of the performance period (but not prior to the date the release described in Section 10 becomes effective), Executive shall be entitled to vest in the number of performance shares earned, based on achievement of the applicable performance goals, multiplied by a fraction, the numerator of which is the number of months Executive was employed from the commencement of the performance period through the Retirement Date and the denominator of which is the number of months in the performance period.

(iii) No Other Awards. From and after the date of this Agreement, Executive shall not be eligible to receive any awards under the BorgWarner Inc. 2018 Stock Incentive Plan.

Exhibit A to this Agreement illustrates the consequences, with respect to Executive's equity awards outstanding as of the date of this Agreement, of vesting as a result of continued employment through the Retirement Date and of the above.

(d) Financial Planning and Tax Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred for international financial planning and advice and international tax preparation services through the Retirement Date.

(e) Benefits. During the Term, the Company shall continue to provide benefits and a perquisite allowance at the levels in effect immediately prior to the Transition Date (except to the extent resulting from changes in his compensation pursuant to this Agreement), subject to the terms of the relevant benefit plans.

3. Termination of Employment.

(a) Termination Date. Executive's employment may be terminated prior to the Retirement Date by (i) Executive, for any reason or no reason at all, upon ninety (90) days' prior written notice to the Company; (ii) mutual agreement of the parties, which shall be in writing; or (iii) the Company upon Executive's breach of any material provision of this Agreement or his engaging in illegal conduct or gross misconduct in connection with his employment, by providing written notice to Executive. Executive's employment will automatically terminate prior to the Retirement Date upon Executive's death or Disability. "Disability" shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b) Payments on Termination. If Executive's employment terminates before the Retirement Date, he shall be entitled to receive any (i) accrued but unpaid base salary to the date of termination, (ii) accrued but unused vacation, and (iii) reimbursements for reasonable and necessary business expenses in accordance with the Company's payroll practices and reimbursement policies. If Executive's employment terminates before the Retirement Date as a result of his death or Disability, Executive shall be entitled to receive: (A) the MIP payment described in Section 2(b) and (B) restricted stock and performance shares in accordance with Section 2(c), except that the termination date with respect to such performance shares will be treated as the Retirement Date.

4. Company Property.

At the end of the Term, Executive shall return to the Company all documents and other property belonging to the Company, including items such as his cellular phone and laptop, computer equipment and software, as well as all data, files, records, forms and other information of whatever kind, either electronic or hard copy, that constitute Confidential Information (as defined below) of the Company that have not already been returned by Executive. Executive agrees not to make or retain any copies, electronic or otherwise, of the Confidential Information of the Company.

5. Cooperation.

(a) Cooperation. During the Term and for a period of two (2) years following the end of the Term, Executive will cooperate in the development and execution of pending agreements and other documents that pertain to actions for the period he was employed. Further, if requested by the Company, and without additional consideration except as set forth in the following sentence, Executive will make himself available, during the Term and for a period of two (2) years thereafter, to cooperate with the defense or prosecution of any claims filed by or against the Company or its affiliates and will furnish his testimony if required by subpoena or when deemed reasonable and necessary by counsel for the Company, provided such times are scheduled so as not to interfere with the performance of his duties for another employer. The Company will pay Executive a daily witness fee of $250.00 for any day following the end of the Term during which the cooperation services he provides pursuant to this subsection exceed two (2) hours per day; provided, however, that should Executive be required to provide such services for more than twenty (20) days (two (2) or more hours of service per day) during a calendar year following the end of the Term, then the Company shall pay Executive a fee of $500.00 for each day such services (in excess of two (2) hours per day) exceed the twentieth ($20^{th}$) day of services for that calendar year. The Company will, within thirty (30) days of receipt of a statement of expenses and/or documentation of all time incurred, reimburse Executive for all of his out-of-pocket expenses reasonably incurred by him pursuant to this subsection, including travel, transportation, lodging and meals as well as related miscellaneous costs if such travel is requested of Executive by the Company.

(b) Effect of Subpoena. Executive further agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) that in any way relates to Executive's employment with the Company, Executive will give prompt notice of such request to the Company's general counsel and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

6. Non-Competition and Non-Solicitation.

(a) Non-Competition. Commencing on the date of this Agreement and for a period of two (2) years following the end of the Term or earlier termination of this Agreement, Executive shall not, directly or indirectly, be employed by, consult with or otherwise perform services for a Competitor (as defined below) or own any interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of a Competitor. Executive acknowledges that, due to the nature of the Company's business and his role as Chief Executive Officer, this non-competition provision applies in any state, county, city or part thereof in the United States and/or any foreign country in which the Company does business on the date of this Agreement or at any time thereafter until the end of the Term or earlier termination of this Agreement or has engaged, in the year prior to the Transition Date or during the Term, in substantial plans to do business. For purposes of this Agreement, (i) "Competitor" means a person or entity that is directly or indirectly Engaged in a Competing Business or is an affiliate of a person or entity that is directly or indirectly Engaged in a Competing Business, (ii) "Engaged" means to engage in, maintain, operate, assist, be occupied

or associated with, have any financial or beneficial interest in, or otherwise participate in a specified business or activity, whether as an owner, stockholder, member, partner, lender, director, manager, officer or employee, licensor, advisor or consultant, or otherwise, and (iii) "Competing Business" means any business that develops, manufactures or markets technology solutions for combustion, hybrid or electric vehicles that help improve vehicle performance, propulsion efficiency, stability or air quality for sale to original equipment manufacturers of light vehicles, commercial vehicles or off-highway vehicles, to Tier One vehicle systems suppliers or into the aftermarket for light, commercial and off-highway vehicles. Notwithstanding the foregoing, at his sole discretion, the Chairman of the Company's Board of Directors may waive this non-competition covenant in whole or in part if he determines that its enforcement is not required to protect the Company's legitimate business interests. Any such waiver shall be in writing.

(b) Non-Solicitation. Commencing on the date of this Agreement and for a period of two (2) years following the end of the Term, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company with whom Executive has had contact or with respect to whom Executive has learned confidential information during Executive's employment with the Company to perform services for any Competitor or attempt to induce any such employee to leave the employ of the Company. Executive acknowledges that, due to the nature of the Company's business and his role as former Chief Executive Officer, this non-solicitation provision applies in any county, city or part thereof in the United States and/or any foreign country in which the Company does business.

(c) Ancillary Agreements. Executive agrees that the foregoing restrictions are reasonable in scope, area and duration, are necessary for the protection of the Company's legitimate business interests and will not result in any undue hardship for Executive. Executive agrees that the restrictions will be construed independent of any other covenant or provision of this Agreement and the existence of any claims Executive may have against the Company, whether or not arising from this Agreement, will not constitute a defense to the enforcement by the Company of such restrictions.

(d) Non-disparagement. Executive agrees that, commencing on the date of this Agreement and at any time thereafter, he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company, any member of its Board of Directors or any executive officer of the Company (the "Protected Persons") or the Company's business. Without limitation, Executive shall not publish, communicate, post or blog disparaging or confidential information about the Protected Persons. The Company agrees that, commencing on the date of this Agreement and at any time thereafter, no member of its Strategy Board, as it existed on the Transition Date, will, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive. However, each may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

7. Confidentiality.

The relationship between Executive and the Company is and shall continue to be one in which the Company reposes special trust and confidence in Executive and one in which Executive has and shall have a fiduciary relationship to the Company. The parties acknowledge that during Executive's employment with the Company, including, but not limited to, during the Term, the Company will disclose to Executive or provide Executive with access to trade secrets, proprietary or confidential information ("Confidential Information") of the Company; and/or place Executive in a position to develop business goodwill on behalf of the Company; and/or entrust Executive with business opportunities of the Company. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company that have been and will in the future be disclosed or entrusted to Executive, the business goodwill of the Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its affiliates, and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree that Executive shall not, whether during the Term or thereafter, disclose to any person or entity, other than an executive of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties hereunder, any Confidential Information of the Company unless disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body with jurisdiction to order Executive to disclose or make accessible any information. Executive further acknowledges that use of Confidential Information of the Company by persons who are not employees, directors, officers, advisors, or consultants of the Company would provide said persons an unfair competitive advantage that they would not have without the use of such proprietary or confidential information and that such advantage would cause the Company irreparable harm. Executive further acknowledges that because of this unfair competitive advantage, and the Company's legitimate business interests, which include its need to protect its goodwill and the proprietary and Confidential Information, Executive has agreed to the restrictions in this Section 7.

Nothing in this Agreement is intended to interfere with or discharge a good faith disclosure to any governmental entity related to a suspected violation of law. Executive understands that he cannot and will not be held criminally or civilly liable under any federal or state trade secrets laws for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

During the Term, Executive will not trade in securities of the Company until such time as permitted by applicable securities laws and will adhere to and be bound by all insider trading policies now or hereafter adopted by the Company, including preclearance policies and blackout periods established by the Company and applicable to designated insiders pursuant to such policies.

8. Injunctive Relief.

Executive acknowledges that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable harm to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants in Sections 5, 6 and 7, and in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9. Release.

(a) Release of Claims. As a condition to the benefits provided herein, Executive hereby waives, releases and forever discharges the Company, its subsidiaries and affiliates and their present, former and future employees, officers, directors, agents, successors and assigns (hereinafter collectively referred to as the "Released Parties") from any and all matters, claims, actions, demands, causes of actions, attorney's fees and costs, debts, accounts, obligations, or liabilities, of every nature and kind whatsoever in law, equity, tort or contract, whether liquidated or unliquidated, whether now known or unknown (by way of illustration, but without limitation, any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act (ADEA); the Elliot Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Worker's Disability Compensation Act; the Reconstruction Era Civil Rights Acts (42 U.S.C. §§ 1981-1988); Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; federal, state, and local family and medical leave laws including, but not limited to, the Family and Medical Leave Act; federal, state, and local wage and hour laws including, but not limited to, the Fair Labor Standards Act; federal, state, and local whistleblower laws; the National Labor Relations Act; the Occupational Health and Safety Act; and any other laws of the United States and/or the State of Michigan) against the Released Parties, arising out of Executive's employment with the Company that Executive now has or may have had at any time prior to the date he executes this Agreement with the exception of (i) Executive's rights to receive vested benefits to which Executive is entitled after the Transition Date under any qualified or nonqualified employee benefits plans and arrangements of the Company and (ii) obligations owed to Executive under this Agreement (the "Released Claims"). The Released Claims include any claim to rescind this Agreement once the seven (7) day revocation period described below has expired. Executive understands that nothing in this Agreement, generally, prevents him from filing a charge (including a challenge to the validity of this Agreement) with the EEOC or participating in an EEOC investigation or proceeding. Executive understands and agrees, however, that he is waiving his right to monetary relief or other personal relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC.

(b) Requirement Not to Sue. Executive also agrees not to sue the Released Parties pursuant to any provision of the United States Code (specifically including, but not limited to, any and all rights created by or under the Age Discrimination in Employment Act, as amended), any state law, or any other cause or action whatsoever in law, equity, tort, or

contract with respect to any and all of the Released Claims or to participate in any other such cause or action against the Released Parties.

(c) Representations. Executive represents that he received the original of this Agreement on May 14, 2018; that he was advised, at that time, to seek information and guidance from such persons as he deems appropriate, including, but not limited to, an attorney-at-law, regarding the content and effect of each provision of this Agreement; and that Executive was informed that he would have twenty-one (21) days (through June 4, 2018) to consider execution of the Agreement. Executive represents that, since May 14, 2018, Executive has negotiated changes to the original of this Agreement offered by the Company. Executive agrees that, whether the negotiated changes are material or not material, they will not and do not restart the twenty-one (21) day consideration period. Even if the changes are considered material, by signing this Agreement, Executive voluntarily agrees to waive the restarting of the twenty-one (21) day consideration period that Executive would otherwise have to consider any new offer by the Company. Executive further agrees that the original twenty-one (21) day consideration period will continue to apply and that Executive has until June 4, 2018 to consider execution of this Agreement and that, by signing this Agreement prior to such date, Executive voluntarily agrees to waive the twenty-one (21) day consideration period. Further, if Executive executes this Agreement, Executive may revoke it by written notice to the Company within a period of seven (7) days from the date of execution. If Executive exercises his revocation right, then this Agreement shall become null and void retroactive to its effective date.

10. Requirement for Release Upon Termination.

Notwithstanding anything herein contained to the contrary, Executive shall not be entitled to receive the vesting described in clauses (i) and (ii) of Section 2(c) unless and until Executive has executed and delivered to the Company, within sixty (60) days following his termination, and has not revoked within the time period set forth therein, a general release in the form to be provided by the Company to Executive, which shall be substantially the same in substance as the release in Section 9 except that it shall relate to the period ending on the Retirement Date. The Company shall provide the form of release to Executive no later than ten (10) business days following his termination of employment.

11. Indemnification.

Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents or through an individual agreement to indemnify Executive. For the avoidance of doubt, notwithstanding the end of the Term or any provision herein to the contrary, the Company shall honor its obligations under all indemnification agreements and its charter and bylaw provisions providing for indemnification or advance of expenses to Executive.

12. Miscellaneous.

(a) Assignment. Neither the Company nor Executive may assign this Agreement, except that the Company's obligations hereunder shall be binding legal obligations

of any successor to all or substantially all of the Company's business by purchase, merger, consolidation or otherwise.

(b) Executive Acknowledgement. Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Agreement; that the provisions of this Agreement shall be binding upon Executive and Executive's heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon Executive in this Agreement shall not prevent Executive from earning a satisfactory livelihood.

(c) Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(d) Entire Agreement. This Agreement contains the entire understanding between the Company and Executive relating to the subject matter hereof and supersedes any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral. Without limitation, the Amended and Restated Change of Control Employment Agreement in effect between the Company and Executive is superseded as of the Transition Date. However, the terms of applicable benefit plans and award agreements shall continue to apply except to the extent this Agreement. But, in the event of any inconsistency between the terms of this Agreement and the terms of any applicable benefit plan or award agreement, the terms of this Agreement shall control.

(e) Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Michigan, without regard to principles of conflicts of laws. In the event of a breach or threatened breach of any of the covenants in Sections 5, 6 or 7, the Company will be entitled to immediate, temporary or preliminary injunctive relief in any court located in the State of Michigan without proof of actual damages.

(f) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

(g) Section 409A Compliance. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code, and treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Internal Revenue Code, and this Agreement shall be interpreted and construed accordingly where possible.

(h) Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

(j) Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(k) Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

| | |
|---|---|
| If to the Company: | BorgWarner Inc.<br>3850 Hamlin Road<br>Auburn Hills, MI 48326<br>Attn: General Counsel |
| If to Executive: | At the most recent address on file with the Company |

(l) Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(m) Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment or other benefit received under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORGWARNER INC.

/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: EVP and CHRO

EXECUTIVE

/s/ James Verrier
James R. Verrier

**Exhibit A**
**Treatment as of February 28, 2019**

| Stock Type | Grant Period/Grant Date | Shares Vesting Naturally by 2/28/2019 | Shares Available from Retirement as of 2/28/2019 | Shares Forfeited |
|---|---|---|---|---|
| Performance Shares at Target* | 2016-2018 | 66,000 rTSR<br>66,000 RRG | 0 | 0 |
| Performance Shares at Target* | 2017-2019 | 0 | 72,650 rTSR<br>72,650 RRG | 0 |
| Performance Shares at Target* | 2018-2020 | 0 | 22,769 rTSR<br>22,769 RRG | 35,781 rTSR<br>35,781 RRG |
| **TOTAL PS** | | **66,000 rTSR<br>66,000 RRG** | **95,419 rTSR<br>95,419 RRG** | **35,781 rTSR<br>35,781 RRG** |
| Restricted Stock | Feb. 2016 | 31,836 | 0 | 0 |
| Restricted Stock | Feb. 2017 | 34,543 | 23,988 | 10,555 |
| Restricted Stock | Feb. 2018 | 0 | 24,857 | 30,211 |
| **TOTAL RS** | | **66,379** | **48,845** | **40,766** |
| **GRAND TOTAL VALUE**** | | **$9,918,950** | **$11,984,150** | **$5,616,400** |

* Actual value received depends on actual relative TSR and relative revenue growth performance.

** Based upon assumed stock price of $50 per share.